Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — Vice President, Finance
952-806-1707
Alex Forliti — Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS FIRST QUARTER REVENUES GREW TWO PERCENT TO $680 MILLION

-First Quarter Total Same-Store Sales Declined 1.6 Percent-

-Company Provides Updated Fiscal Year 2009 Outlook-

MINNEAPOLIS, October 6, 2008 — Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today reported consolidated revenues increased 1.9 percent in the first fiscal quarter of 2009 to a record $680 million, compared to $668 million a year ago.  Deconsolidation of the beauty schools and the European franchise salon operations reduced revenue in the quarter by approximately $20 million.  Absent the impact of the school and European deconsolidation, consolidated revenues for the quarter would have increased 5.0 percent.  First quarter total same-store sales decreased 1.6 percent, falling below the previously issued guidance of negative 1.0 percent to positive 1.0 percent.

“In this difficult economic environment, we were able to show the stability of our service business as same-store service sales were positive 0.4 percent.  However, the bottom line is consumer behavior has changed, consumers are cutting back and, as a result, we are seeing a slow-down in spending and visitation patterns,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer.  “Our earnings results directly correlate to our same-store sales and with first quarter same-store sales coming in below plan, we now anticipate our operational earnings for the first quarter will be near or slightly below the low end of the previously issued guidance range of $0.41 to $0.47 per share.”

Mr. Finkelstein continued, “In the near term, we do not expect economic conditions to improve and we now anticipate that our fiscal 2009 same-store sales will be in a range of negative 1.0 percent to positive 1.0 percent.  With this revised same-store sales expectation, we are now forecasting fiscal year 2009 operational earnings per share to be in a range of $1.77 to $2.03.”

First Quarter Revenues:

	For the Three Months Ended September 30, 2008
	Salons		Hair Restoration
	North America	International	Centers	Consolidated
(Dollars in thousands)
Revenues:
Service	$426,631	$35,399	$16,087	$478,117
Product	159,880	13,049	18,421	191,350
Royalties and fees	10,133	—	638	10,771
Total	$596,644	$48,448	$35,146	$680,238

	For the Three Months Ended September 30, 2007
	Salons		Hair Restoration
	North America	International	Centers	Consolidated
(Dollars in thousands)
Revenues:
Service	$407,139	$38,428	$14,150	$459,717
Product	154,833	15,293	16,656	186,782
Royalties and fees	10,149	9,559	1,317	21,025
Total	$572,121	$63,280	$32,123	$667,524

On January 31, 2008, Regis Corporation merged its continental European franchise salon operations with the Franck Provost Salon Group.

First Quarter Same-Store Sales:

For the Three Months Ended September 30,

	2008			2007
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-3.8%	-8.6%	-4.6%	2.3%	2.3%	2.3%
MasterCuts	3.2	-6.9	1.2	1.6	-5.8	0.1
Trade Secret	-3.9	-16.3	-14.9	-7.0	-8.0	-7.9
Strip Center Salons	1.8	3.8	2.0	3.6	-3.0	2.8
SmartStyle	3.3	-2.4	1.3	3.0	-0.2	1.9
Domestic Same-Store Sales	0.6%	-7.7%	-1.6%	2.7%	-3.7%	0.9%

International Same-Store Sales	-3.8%	-2.0%	-3.3%	-5.3%	-0.3%	-3.8%

Hair Restoration Same-Store Sales	2.7%	-0.2%	1.2%	7.4%	8.9%	8.2%

Consolidated Same-Store Sales	0.4%	-6.6%	-1.6%	2.3%	-2.5%	0.9%

International same-store sales for the quarter represent the 12-week period ended September 20, 2008 versus the 12-week period ended September 22, 2007.

Operational earnings per share exclude lease termination costs and costs associated with the Trade Secret transformation.  Regis Corporation is scheduled to announce first quarter 2009 earnings results, including a reconciliation of non-GAAP financial measures, on October 23, 2008.  A conference call discussing first quarter results will follow at 3:00 p.m. Central time. At that time, the Company will provide additional commentary and will address in further detail its first quarter 2009 results and its updated fiscal year 2009 guidance.  Interested parties are invited to listen by logging on to www.regiscorp.com.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2008, the Company owned, franchised or held ownership interests in over 13,500 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Trade Secret, PureBeauty, BeautyFirst and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. Regis also maintains a 49 percent ownership interest in Intelligent Nutrients, a business that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; the ability of the Company to consummate the planned closure of salons and the related realization of the anticipated costs, benefits and time frame; the ability of the Company to successfully complete the transformation of Trade Secret through expansion of product assortments; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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